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Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

						Three Months Ended March 31,
	Year ended December 31,
In millions of dollars, except for ratios
	2007	2006(1)(2)	2005(1)(2)	2004(1)(2)	2003(1)(2)	2008	2007
EXCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest expense (other than interest on deposits)	$49,622	$35,682	$23,120	$13,271	$9,942	$10,235	$11,192
Interest factor in rent expense	681	570	516	487	460	194	154
Dividends—Preferred Stock	51	88	98	95	103	146	22

Total fixed charges	$50,354	$36,340	$23,734	$13,853	$10,505	$10,575	$11,368

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$1,701	$29,639	$29,433	$22,736	$25,170	$(9,023)	$6,921
Fixed charges (excluding preferred stock dividends)	50,303	36,252	23,636	13,758	10,402	10,429	11,346

Total income	$52,004	$65,891	$53,069	$36,494	$35,572	$1,406	$18,267

Ratio of income to fixed charges excluding interest on deposits	1.03	1.81	2.24	2.63	3.39	0.13	1.61

INCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest expense	$77,531	$56,943	$36,676	$22,004	$17,184	$16,477	$17,562
Interest factor in rent expense	681	570	516	487	460	194	154
Dividends—Preferred Stock	51	88	98	95	103	146	22

Total fixed charges	$78,263	$57,601	$37,290	$22,586	$17,747	$16,817	$17,738

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$1,701	$29,639	$29,433	$22,736	$25,170	$(9,023)	$6,921
Fixed charges (excluding preferred stock dividends)	78,212	57,513	37,192	22,491	17,644	16,671	17,716

Total income	$79,913	$87,152	$66,625	$45,227	$42,814	$7,648	$24,637

Ratio of income to fixed charges including interest on deposits	1.02	1.51	1.79	2.00	2.41	0.45	1.39

(1)
On December 1, 2005, Citigroup completed the sale of substantially all of Citigroup's Asset Management Business to Legg Mason, Inc. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(2)
On July 1, 2005, Citigroup completed the sale of Citigroup's Travelers Life & Annuity and substantially all of Citigroup's international insurance businesses to MetLife, Inc. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income.

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  Exhibit 12.02